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                                                                    EXHIBIT 24.2



                        INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cytoclonal Pharmaceutics Inc. of our report, dated February 6, 1998 (with respect to Note K[2], April 13, 1998) on our audits of the financial statements of Cytoclonal Pharmaceutics Inc. as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 and for the period from September 11, 1991 (inception) through December 31, 1997, included in the Company's Annual Report on
Form 10-KSB for the year ended December 31, 1997. We also consent to the reference of our firm under the caption "Experts" included in the Prospectus.



Richard A. Eisner & Company, LLP
--------------------------------
Richard A. Eisner & Company, LLP

New York, New York
October 20, 1998